EXHIBIT 4.8.1

Amendment No. 1

to License No. 20385 (registration series A 019757)

dated January 10, 2002

To amend clause 2 of the Conditions For Carrying Out Activities Under License No. 20385 to read as follows:

“2. The aggregate installed capacity of the network and the percentage of territory covered hereunder, provided that sufficient frequency resources are allocated, must constitute as of December 31 of each year, respectively, no less than:

2004	-	5,000 numbers	-	30%
2011	-	30,000 numbers	-	70%

First Deputy Minister of the Russian Federation for Telecommunications and Information Technologies	[Signature]	Yu.A. Pavlenko

April 17, 2002

Deputy Head of the Department of the Organization of Licensing Activity	[Signature]	N.M. Popov
[Seal]